Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release - July 18, 2007

AUBURN NATIONAL BANCORPORATION ANNOUNCES EARNINGS

Second Quarter 2007 Highlights – Compared to Second Quarter 2006:

•	Loan growth and net interest margin improvement generates record tax-equivalent net interest income of $4.58 million

•	Total loans up 3% or $9.0 million

•	Credit quality continues to be very strong, with nonperforming assets less than 0.01% of loans

•	Net interest margin improves 11 basis points to 3.07%

AUBURN, Alabama – Auburn National Bancorporation (NASDAQ: AUBN) reported net earnings of approximately $1.71 million, or $0.46 per share, for the second quarter of 2007, compared to approximately $1.73 million, or $0.46 per share, for the second quarter of 2006. Net earnings for the first six months of 2007 were $3.39 million, or $0.91 per share, compared to $3.38 million, or $0.89 per share, for the same period in 2006.

In the second quarter of 2007, total revenue (on a tax-equivalent basis) was $5.71 million, an increase of 5% from the second quarter of 2006. Net interest income (on a tax-equivalent basis) was $4.58 million for the second quarter of 2007, an increase of 5% from the second quarter of 2006, reflecting growth in the loan portfolio.

Credit quality continued to be very strong, with an annualized net charge-offs ratio of 0.05% for the second quarter of 2007 and a decline in nonperforming assets to less than 0.01% of loans. Provision for loan losses decreased $85 thousand in the second quarter of 2007 compared with the second quarter of 2006 due to continued strength in credit quality.

Noninterest expense increased 13% in the second quarter of 2007 from the second quarter of 2006, largely reflecting increases in salaries and benefits expense and professional fees expense. Despite these increases, our efficiency ratio for the second quarter of 2007 remains strong at 54.78%.

In the second quarter of 2007, we paid cash dividends of $653 thousand, or $0.175 per share. In the second quarter of 2007, our dividend payout ratio was 38.04%.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $652 million.

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AUBURN NATIONAL BANCORPORATION ANNOUNCES EARNINGS/page 2

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2006, and otherwise in our SEC reports and filings.

Explanation of Non-GAAP Financial Measures

In addition to results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation of total revenue and the calculation of the efficiency ratio.

The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes this non-GAAP financial measure enhances investors’ understanding of its business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. The reconciliation of this non-GAAP financial measure from GAAP to non-GAAP is presented below.

	For the Three Months Ended June 30		For the Six Months Ended June 30
(In thousands)	2007	2006	2007	2006
Net interest income (GAAP)	$4,298	$4,100	$8,253	$8,027
Tax-equivalent adjustment	278	269	546	534

Net interest income (Tax-equivalent)	$4,576	$4,369	$8,799	$8,561

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AUBURN NATIONAL BANCORPORATION ANNOUNCES EARNINGS/page 3

Financial Highlights

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Results of Operations
Net interest income (GAAP)	$4,298	$4,100	$8,253	$8,027
Tax-equivalent adjustment	278	269	546	534

Net interest income (a)	4,576	4,369	8,799	8,561
Noninterest income	1,138	1,092	2,326	2,268

Total revenue (a)	5,714	5,461	11,125	10,829
Provision for loan losses	20	105	23	210
Noninterest expense	3,130	2,759	6,033	5,580
Tax-equivalent adjustment	278	269	546	534
Income tax expense	575	595	1,134	1,128

Net earnings	$1,711	$1,733	$3,389	$3,377

Per share data:
Basic and diluted net earnings	$0.46	$0.46	$0.91	$0.89
Cash dividends declared	$0.175	$0.16	$0.35	$0.32
Weighted average shares outstanding
Basic	3,729,681	3,783,970	3,734,714	3,785,104
Diluted	3,729,681	3,784,441	3,734,714	3,785,585

Performance ratios:
Return on average equity	13.03%	15.37%	13.07%	15.51%
Return on average assets	1.07	1.10	1.06	1.09
Dividend payout ratio	38.04	34.78	38.46	35.96
Average equity to average assets	8.19	7.15	8.13	7.00

Asset Quality:
Allowance for loan losses as a % of:
Loans	1.35%	1.35%	1.35%	1.35%
Nonperforming assets	58,629	2,066	58,629	2,066
Net charge-offs (recoveries) as a % of average loans	0.05	0.06	(0.05)	0.09
Nonperforming assets as a % of loans	0.00	0.07	0.00	0.07

Other financial data:
Net interest margin	3.07%	2.96%	2.98%	2.97%
Effective income tax rate	25.15	25.56	25.07	25.04
Efficiency ratio (a)	54.78	50.52	54.23	51.53

(a)	Tax-equivalent. See “Explanation of Non-GAAP Financial Measures.”